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                                                                  RULE 424(B)(3)
                                                            REGIS. NO. 333-25215

                          MEDICAL MANAGER CORPORATION

                     SUPPLEMENT NO. 3 DATED AUGUST 29, 1997
                       TO PROSPECTUS DATED APRIL 23, 1997

     On June 26, 1997, Medical Manager Corporation (the "Company") completed the acquisition of Treister-Thorne, Inc., d/b/a Advanced Medical Management, Inc., in exchange for 108,000 shares of the Company's Common Stock. Accordingly, the discussion under the heading "Recent Developments" on page 37 of the Prospectus, as previously supplemented by Supplement No. 1 dated June 9, 1997 and Supplement No. 2 dated June 25, 1997, should be revised to give effect to the acquisition, which was accounted for using the pooling-of-interests method of accounting.

     On July 24, 1997, the Company completed the acquisition of The Computer Clinic, Inc., MedPlus of New York, Inc. and Command Solutions, Inc., d/b/a/ Great Lakes Medical Systems, in exchange for 300,417 shares of the Company's Common Stock. Accordingly, the discussion under the heading "Recent Developments" on page 37 of the Prospectus, as previously supplemented by Supplement No. 1 dated June 9, 1997 and Supplement No. 2 dated June 25, 1997, should be revised to give effect to the acquisition, which was accounted for using the pooling-of-interests method of accounting.

     On August 1, 1997, the Company completed the acquisition of Package Computer Systems, Inc. in exchange for 33,194 shares of the Company's Common Stock. Accordingly, the discussion under the heading "Recent Developments" on page 37 of the Prospectus, as previously supplemented by Supplement No. 1 dated June 9, 1997 and Supplement No. 2 dated June 25, 1997, should be revised to give effect to the acquisition, which was accounted for using the purchase method of accounting.

     On August 6, 1997, the Company completed the acquisition of Boston Computer Systems, Inc. in exchange for 87,442 shares of the Company's Common Stock. Accordingly, the discussion under the heading "Recent Developments" on page 37 of the Prospectus, as previously supplemented by Supplement No. 1 dated June 9, 1997 and Supplement No. 2 dated June 25, 1997, should be revised to give effect to the acquisition, which was accounted for using the purchase method of accounting.

     On August 22, 1997, the Company completed the acquisition of Medisys, Inc. in exchange for 27,593 shares of the Company's Common Stock. Accordingly, the discussion under the heading "Recent Developments" on page 37 of the Prospectus, as previously supplemented by Supplement No. 1 dated June 9, 1997 and Supplement No. 2 dated June 25, 1997, should be revised to give effect to the acquisition, which was accounted for using the pooling-of-interests method of accounting.